Contacts:
Anthony N. Leo Jeffrey M. Hunt
Chief Executive Officer Chief Strategy Officer
727.399.5678 727.399.5687

BayFirst Financial Corp. Reports Earnings of $2.81 Million, or $0.61 Per Diluted Common Share, in 4Q21 and $24.62 Million, or $5.74 Per Diluted Common Share, for Year 2021;
Highlighted by Strong Loan Production and Tangible Book Value per Common Share Increasing 36% Year over Year to $21.75

ST. PETERSBURG, FL. — January 26, 2022 — BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of First Home Bank (“First Home” or the “Bank”) reported earnings for the fourth quarter of 2021 of $2.81 million, or $0.61 per diluted common share, driven by higher gain on sale of SBA guaranteed loans, which were partially offset by a reduction in interest and origination fee income from the SBA's Paycheck Protection Program ("PPP") and lower residential loan fee income, compared to the previous quarter. In the third quarter of 2021, the Company reported net income of $1.28 million, or $0.26 per diluted common share, and in the fourth quarter of 2020 the Company earned $5.61 million, or $1.35 per diluted common share. The variability in financial metrics for the fourth quarter of 2021 compared to the year ago period is a direct reflection of the Bank’s participation in PPP over the course of the last two years. Fourth quarter earnings increased tangible book value to $21.75 per common share, a 35.80% increase from $16.02 a year ago. All per share data has been adjusted to reflect the 3-for-2 common stock split effective May 10, 2021.

Net income for the year 2021 increased 93.80% to a record $24.62 million, compared to $12.70 million in 2020. Earnings per common share increased to $5.74 per diluted common share in 2021, compared to $3.01 per diluted common share in 2020. Increases in PPP origination fees earned and lower provision for loan losses contributed to the increase in net income during 2021 compared to 2020.

“We delivered strong earnings for the fourth quarter and record earnings for the full year in 2021, as we continue pivoting away from extraordinary pandemic-related activities, and refocus our efforts towards our strategic growth plan,” stated Anthony N. Leo, Chief Executive Officer. “As a rapidly growing financial institution, we are driven by our commitment to increase strategic opportunities and establish our reputation as one of the preeminent community banks. We are utilizing our significant capital base and taking advantage of the infrastructure we built throughout the nation, to expand market share while managing risk. In November, BayFirst registered with the SEC and began trading on the Nasdaq Capital Market, marking vital moments in our history. These milestones will aid greatly in our efforts to grow our banking franchise, increase our visibility among investors, provide additional liquidity to shareholders, and ultimately stake our claim as the bank of Tampa Bay.”

“We are proud to have been active participants in PPP, and our lending team clearly responded, with over $1.2 billion in PPP loans originated over the course of the program,” continued Mr. Leo. “The Company’s SBA loan origination platform, CreditBench, which spent much of 2020 and the first half of 2021 generating these PPP loans, shifted resources back to traditional SBA lending over the last two quarters, reaching out to businesses in Tampa Bay and across the nation to provide fresh growth capital. As a result, CreditBench had one of its strongest quarters on record, bringing in over $60.77 million in new SBA loans during the fourth quarter of 2021. Additionally, we recently brought on an experienced national SBA lending team as part of our strategic plan for migration to national lending. We are leveraging our opportunities and see exceptional growth prospects with CreditBench in the year ahead.”

BayFirst Financial Corp. Reports Fourth Quarter 2021 Results
January 26, 2022

“Due to the hard work and continued efforts of our lending team to bring new customers into the Bank, we had another strong quarter with commercial, residential, consumer and SBA loan production. The success of our lending teams is fueling profitability and providing new market opportunities. Our asset-sensitive balance sheet produced strong growth, with total deposits increasing 29.15% in the past year, while total loans held for investment, ex. PPP, grew by 25.34% in that period. Due to improvements in economic forecasts and continued solid performance of the loan portfolio during the fourth quarter, we reduced the allowance for loan losses from the higher levels held during the early days of the pandemic. We feel that we are well-positioned for future growth, having established loan loss reserves to total loans (excluding PPP loans), of 2.67% at December 31, 2021,” said Mr. Leo.

Fourth Quarter 2021 Highlights:

•CreditBench, the Company’s SBA loan origination platform, originated $60.77 million in new SBA loans during the fourth quarter of 2021, compared to $47.26 million in the third quarter of 2021, and $16.66 million of loans produced during the fourth quarter of 2020.

•The Residential Mortgage Division originated $477.48 million in loans during the fourth quarter of 2021 compared to $506.67 million during the third quarter of 2021 and $641.08 million of loans produced during the fourth quarter of 2020.

•Loans held for investment, excluding PPP loans, increased modestly by $3.88 million during the fourth quarter of 2021 as production added during the quarter was partially offset by $44.85 million in sales of the guaranteed balances of SBA loans, and increased by 25.34% or $102.01 million over the past year to $504.53 million due to increases in both conventional community bank loans and SBA loans, partially offset by sales of the guaranteed and unguaranteed portions of select SBA loans.

•During the fourth quarter, the Company sold $44.85 million in guaranteed SBA loans at a net 11.67% premium. The Company expects to continue with SBA loan sales depending on market conditions and will continue efforts to sell loans if the pricing for such loans remains favorable.

•Deposits increased by 6.91% or $46.65 million during the fourth quarter of 2021, and by 29.15% or $162.90 million during the past year, to $721.69 million at December 31, 2021, with the majority of the 12-month increase coming from increases in transaction accounts and savings deposits, partially offset by declines in time deposit balances.

•Tangible book value per common share increased to $21.75 at the end of the fourth quarter from $21.30 at the end of the preceding quarter and $16.02 a year ago.

•The Company paid a quarterly cash dividend of seven cents per common share, on December 15, 2021, to common shareholders of record as of November 15, 2021. The cash dividend marked the 22nd consecutive quarter in which BayFirst paid a cash dividend.

Results of Operations

Net Income and Performance Ratios
Net income was $2.81 million for the fourth quarter of 2021 compared to $1.28 million in the third quarter of 2021, and $5.61 million in the fourth quarter of 2020. The increase in net income for the fourth quarter of 2021 from the preceding quarter was primarily due to higher noninterest income from the gain on sale of SBA loans. For the year ended 2021, net income increased substantially to $24.62 million, from $12.70 million in 2020, reflecting higher PPP origination fee income and the gain on sale of SBA loans sold in 2021 and lower provision for loan losses.

BayFirst’s return on average common equity and return on average assets returned to more realistic levels in the fourth quarter as contributions from the PPP loan program tapered off. Return on average common equity was 12.54% for the

BayFirst Financial Corp. Reports Fourth Quarter 2021 Results
January 26, 2022

fourth quarter of 2021, and return on average assets was 1.22%. For the year ended 2021, return on average common equity was 32.37% and return on average assets was 1.90%.
Net Interest Income and Net Interest Margin
Net interest income was $6.69 million in the fourth quarter of 2021, a decrease of $1.32 million or 16.50% from $8.02 million in the third quarter of 2021, and a decrease of $4.88 million or 42.17% from the fourth quarter of 2020. The decrease during the fourth quarter of 2021 as compared to the prior quarter and the year ago quarter was mainly due to the decrease in net PPP origination fee income. For the year ended 2021, net interest income increased $6.79 million, or 20.30%, to $40.24 million, compared to $33.45 million in the same period a year ago.
Net interest margin was 3.07% for the fourth quarter of 2021 compared to 3.04% for the third quarter of 2021 and 3.13% for the fourth quarter of 2020. For the year ended 2021, net interest margin increased 35 basis points to 3.23% from 2.88% for the year ended 2020.
Noninterest Income
Noninterest income was $24.21 million for the fourth quarter of 2021, an increase of $2.22 million or 10.10% from $21.99 million in the third quarter of 2021, and a decrease of $7.16 million or 22.83% from $31.38 million in the fourth quarter of 2020. The increase in the fourth quarter of 2021 as compared to the prior quarter was primarily the result of the gain on sale of SBA loans partially offset by lower residential loan fee income. The decrease from a year ago quarter was primarily the result of a decrease in residential loan fee income partially offset by the gain on sale of SBA loans. For the year ended 2021, noninterest income increased $19.88 million, or 20.35%, to $117.58 million, compared to $97.70 million for the year ended 2020. The increase over the prior year was primarily due to higher residential loan fee income, and higher gain on sale of SBA loans during the current year.
Noninterest Expense
Noninterest expense was $30.22 million in the fourth quarter of 2021, which was a $1.01 million or 3.22% decrease from $31.23 million in the third quarter of 2021 and a decrease of $251 thousand compared to the fourth quarter of 2020. Year-to-date, noninterest expense was $128.84 million, compared to $98.47 million in the prior year, with the majority of the increase related to compensation and employee benefits expense.
Balance Sheet

Assets
Total assets decreased by $26.65 million or 2.82% during the fourth quarter of 2021 to $917.10 million, mainly due to the SBA’s forgiveness of PPP loans, partially offset by higher residential loans held for sale and the purchase of additional bank owned life insurance.
Loans
Loans held for investment, excluding PPP loans, increased by $3.88 million during the fourth quarter of 2021 and by $102.01 million or 25.34% over the past year to $504.53 million due to increases in both community bank loans and SBA loans partially offset by SBA loan sales. PPP loans, net of deferred origination fees, decreased by $76.22 million or 48.97% in the third quarter of 2021 to $79.42 million due to PPP forgiveness payments. Deferred PPP origination fees, net, which will be recognized over the remaining average life of the PPP loans totaled $722 thousand as of December 31, 2021.
Deposits
Deposits increased by $46.65 million or 6.91% during the fourth quarter of 2021 and $162.90 million or 29.15% during the past year, ending the year at $721.69 million, with the majority of the quarterly and 12-month increase coming from savings and money market accounts and transaction accounts, partially offset by declines in time deposit balances.
Asset Quality
Asset quality improved throughout 2021, reflecting improving economic and business conditions in the markets we serve. We recognized significant provision expense in each quarter of 2020. As the financial impact of the COVID-19

BayFirst Financial Corp. Reports Fourth Quarter 2021 Results
January 26, 2022

pandemic becomes more predictable we continue to adjust our allowance for loan losses which resulted in a negative provision for the fourth quarter 2021 of $2.50 million and a negative provision of $3.50 million for the full year 2021.

The ratio of the allowance for loan losses to total loans, excluding government guaranteed loans, residential loans held for sale, and loans carried at fair value, was 4.16% at December 31, 2021, 5.42% as of September 30, 2021, and 7.48% as of December 31, 2020.
Over the past five years, the Company’s loan losses have been incurred primarily in its SBA unguaranteed loan portfolio, particularly loans originated under the SBA 7(a) Small Loan Program. The Small Loan Program represents loans of $350,000 or less and carry an SBA guaranty of 75% to 85% of the loan, depending on the original principal balance. The default rate on loans originated in the SBA 7(a) Small Loan Program has been higher than the Bank’s other loans.
Net charge-offs for the fourth quarter of 2021 were $664 thousand, a $517 thousand decrease from $1.18 million for the third quarter of 2021 and a $2.09 million decrease compared to $2.75 million in the fourth quarter of 2020. Annualized net charge-offs as a percentage of average loans, excluding PPP loans, were 0.51% for the fourth quarter of 2021, down from 1.01% in the third quarter of 2021 and 2.76% in the fourth quarter of 2020. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.43% as of December 31, 2021, compared to 0.40% as of September 30, 2021, and 0.22% as of December 31, 2020.
The ratio of the allowance for loan losses to total loans, excluding government guaranteed loans, residential loans held for sale, and loans carried at fair value, was 4.16% at December 31, 2021, 5.42% as of September 30, 2021, and 7.48% as of December 31, 2020.
In addition to the above metrics, past due PPP loans increased during the third and fourth quarters of 2021 as certain PPP loan customers did not apply for forgiveness nor make required payments. As such, as of December 31, 2021, the Company reported $11.09 million of PPP loans past due greater than 30 days past due and accruing, representing approximately 0.92% of PPP loans originated. Although customers may default on their PPP loans, PPP loans are 100% guaranteed by the SBA and the Company expects to receive all principal and accrued interest related to these loans upon repurchase of the loan by the SBA. Under SBA program rules, the Company is required to wait until a PPP loan is 60 days past due before submitting the loan to the SBA for purposes of honoring the SBA guarantee. Based on the timing of the PPP loan program and the requirements of the SBA liquidation process, the Company expects past due PPP loans to skew past due ratios over at least the next two quarters.
Capital
The Bank’s Tier 1 leverage ratio was 12.22% as of December 31, 2021, a decrease from 12.64% as of September 30, 2021, and an increase from 11.75% at December 31, 2020. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 19.88% as of December 31, 2021 a decrease from 21.21% as of September 30, 2021, and a substantial increase from 15.72% as of December 31, 2020. The total capital to risk-weighted assets ratio was 21.15% as of December 31, 2021, a slight decrease from 22.50% as of September 30, 2021, and a substantial increase from 17.02% as of December 31, 2020.
During the fourth quarter of 2021, no shares of Series B Preferred Stock were issued, 1,100 shares of Series B Preferred Stock were converted to common shares, and $250 thousand of common stock was issued under private placement and employee stock programs.
Recent Events

Application to Convert to a National Bank: On January 3, 2022, BayFirst Financial Corp.’s operating subsidiary, First Home Bank submitted an application to the Office of the Comptroller of the Currency to convert to a national banking association under the name BayFirst National Bank.
Approved for Listing on Nasdaq Capital Market Under Ticker Symbol “BAFN”: On November 30, 2021, BayFirst Financial Corp. began trading on the Nasdaq Capital Market under the symbol “BAFN,” becoming the only Nasdaq-listed bank holding company headquartered on the west coast of Florida and one of only eight in the state.

BayFirst Financial Corp. Reports Fourth Quarter 2021 Results
January 26, 2022

Securities Act Registration Statement Declared Effective by SEC: On November 15, 2021, BayFirst announced that the SEC declared the Company’s Securities Act registration statement effective, and that the Company is now subject to Exchange Act reporting requirements. These rules require the Company to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC on an ongoing basis. The Company chose not to issue new securities under the registration statement.
Branch Expansion: In November 2021, the Company celebrated the ongoing expansion of its banking centers with the opening of a seventh location in Belleair Bluffs, Florida and the groundbreaking of an eighth location in Sarasota, Florida, slated to open in late 2022.

About BayFirst Financial Corp.

BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, First Home Bank, which commenced business operations on February 12, 1999. First Home Bank is a Federal Reserve member and a state-chartered banking institution. The Bank operates seven full-service office locations, 23 mortgage loan production offices, and is in the top 15 by dollar volume and by number of units originated nationwide through the first quarter of SBA's 2022 fiscal year ended December 31, 2021.
BayFirst Financial Corp., through the Bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of December 31, 2021, BayFirst Financial Corp. had $917.10 million in total assets.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. BayFirst Financial Corp. does not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

BayFirst Financial Corp. Reports Fourth Quarter 2021 Results
January 26, 2022

BayFirst Financial Corp.
Selected Financial Data (Unaudited)
Dollars in Thousands, Except for Share Data

	At or for the three months ended
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Balance sheet data:
Average loans held for investment, excluding PPP loans	$518,697	$467,283	$481,424	$422,130	$399,098
Average total assets	923,485	1,086,377	1,541,287	1,636,171	1,513,403
Average common shareholders’ equity	83,056	81,989	68,525	57,944	53,035
Total loans held for investment	583,948	656,294	895,194	1,388,533	1,228,322
Total loans held for investment, excluding PPP loans	504,525	500,647	465,470	421,258	402,520
Total loans held for investment, excl gov’t gtd loan balances	323,363	306,723	304,364	288,889	283,060
Allowance for loan losses	13,452	16,616	20,797	22,017	21,162
Total assets	917,095	943,743	1,198,229	1,716,831	1,544,691
Common shareholders’ equity	86,685	83,593	81,838	66,046	55,914
Share data: (1)
Basic earnings per common share	$0.66	$0.27	$3.34	$2.05	$1.53
Diluted earnings per common share	0.61	0.26	2.98	1.85	1.35
Dividends per common share	0.070	0.070	0.070	0.067	0.067
Book value per common share	21.77	21.32	21.16	17.95	16.04
Tangible book value per common share (2)	21.75	21.30	21.14	17.93	16.02
Performance and capital ratios:
Return on average assets	1.22%	0.47%	3.38%	1.84%	1.48%
Return on average common equity	12.54%	5.12%	74.61%	49.56%	39.97%
Net interest margin	3.07%	3.04%	3.46%	3.21%	3.13%
Dividend payout ratio	10.65%	26.09%	2.10%	3.27%	4.38%
Asset quality ratios:
Net charge-offs	$664	$1,181	$1,221	$1,145	$2,751
Net charge-offs/avg loans held for investment excl PPP	0.51%	1.01%	1.01%	1.09%	2.76%
Nonperforming loans	$11,909	$10,495	$9,885	$9,741	$9,586
Nonperforming loans (excluding gov't gtd balance)	$3,967	$3,756	$3,577	$3,242	$3,327
Nonperforming loans/total loans held for investment	2.04%	1.60%	1.10%	0.70%	0.78%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment	0.68%	0.57%	0.40%	0.23%	0.27%
ALLL/Total loans held for investment	2.30%	2.53%	2.32%	1.59%	1.72%
ALLL/Total loans held for investment, excl PPP loans	2.67%	3.32%	4.47%	5.23%	5.26%
Other Data:
Full-time equivalent employees	637	651	671	649	529
Banking center offices	7	6	6	6	6
Loan production offices	23	22	26	22	29
(1) Adjusted for the three-for-two stock split, effective May 10, 2021.
(2) Non-GAAP financial measure calculated as total shareholders’ equity minus preferred stock liquidation preference minus goodwill, divided by common shares outstanding.

BayFirst Financial Corp. Reports Fourth Quarter 2021 Results
January 26, 2022

BayFirst Financial Corp.
CONSOLIDATED BALANCE SHEETS (Unaudited)
Dollars in Thousands

Assets	12/31/2021	9/30/2021	12/31/2020
Cash and due from banks	$2,869	$2,715	$2,790
Interest-bearing deposits in banks	106,858	104,382	52,589
Cash and cash equivalents	109,727	107,097	55,379
Time deposits in banks	2,381	2,381	2,381
Investment securities available for sale	30,893	32,535	—
Investment securities held to maturity	2	3	41
Restricted equity securities, at cost	2,827	2,827	2,362
Residential loans held for sale	114,131	91,243	208,704
SBA loans held for sale	1,460	—	—
SBA loans held for investment, at fair value	9,614	9,805	9,264
Loans held for investment, at amortized cost net of allowance for loan losses of $13,452, $16,616, and $21,162	560,882	629,873	1,197,896
Accrued interest receivable	3,564	4,292	7,300
Premises and equipment, net	29,671	24,622	18,115
Loan servicing rights	6,619	6,155	8,160
Deferred income taxes	454	1,263	3,808
Right-of-use operating lease assets	4,543	4,345	3,737
Bank owned life insurance	24,547	12,434	12,183
Other assets	15,780	14,868	15,361
Total assets	$917,095	$943,743	$1,544,691
Liabilities:
Noninterest-bearing deposits	$83,638	$87,625	$62,650
Interest-bearing transaction accounts	163,495	157,304	140,265
Savings and money market deposits	423,864	377,452	286,744
Time deposits	50,688	52,653	69,125
Total deposits	721,685	675,034	558,784
Subordinated debentures	5,985	5,983	5,948
Notes payable	3,299	3,413	3,754
PPP Liquidity Facility	69,654	144,601	881,262
Accrued interest payable	326	562	1,999
Operating lease liabilities	4,747	4,545	3,925
Accrued expenses and other liabilities	15,109	15,307	17,950
Total liabilities	820,805	849,445	1,473,622
Shareholders’ equity:
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at December 31, 2021, September 30, 2021, and December 31, 2020; aggregate liquidation preference of $6,395	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210, 4,310, and 8,760 shares issued and outstanding at December 31, 2021, September 30, 2021, and December 31, 2020; aggregate liquidation preference of $3,210, $4,310, and $8,760, respectively	3,123	4,193	8,516
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 3,981,117, 3,919,977, and 3,867,414 shares issued and outstanding at December 31, 2021, September 30, 2021, and December 31, 2020, respectively	51,496	50,546	43,043
Accumulated other comprehensive income (loss), net	(420)	(201)	—
Unearned compensation	(17)	(23)	(41)
Retained earnings	35,947	33,622	13,390
Total shareholders’ equity	96,290	94,298	71,069
Total liabilities and shareholders’ equity	$917,095	$943,743	$1,544,691

BayFirst Financial Corp. Reports Fourth Quarter 2021 Results
January 26, 2022

BayFirst Financial Corp.
Consolidated Statements of Income (Unaudited)
Dollars in Thousands

	For the Quarter Ended			Year-to-Date
	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Interest income:
Loans, other than PPP	$7,320	$7,009	$6,355	$27,681	$23,986
PPP loan interest income	258	692	2,244	5,009	5,685
PPP origination fee income	381	1,656	5,244	14,283	13,419
Interest-bearing deposits in banks and other	150	188	70	570	641
Total interest income	8,109	9,545	13,913	47,543	43,731
Interest expense:
Deposits	1,219	1,152	1,379	4,885	7,490
PPPLF borrowings	381	278	783	1,791	1,968
Other	(184)	99	178	624	820
Total interest expense	1,416	1,529	2,340	7,300	10,278
Net interest income	6,693	8,016	11,573	40,243	33,453
Provision for loan losses	(2,500)	(3,000)	5,000	(3,500)	16,900
Net interest income after provision for loan losses	9,193	11,016	6,573	43,743	16,553
Noninterest income:
Residential loan fee income	18,601	21,323	30,790	95,305	92,678
Loan servicing income, net	429	417	271	1,875	2,024
Gain (loss) on sale of SBA loans, net	4,564	(338)	(80)	18,024	1,652
Service charges and fees	298	261	269	1,028	933
SBA loan fair value gain	33	72	(48)	184	1
Other noninterest income	289	257	175	1,161	407
Total noninterest income	24,214	21,992	31,377	117,577	97,695
Noninterest Expense:
Salaries and benefits	12,603	12,851	11,906	51,569	36,403
Bonus, commissions, and incentives	8,319	8,536	10,185	37,946	34,072
Mortgage banking	1,024	1,440	1,647	5,731	5,292
Occupancy and equipment	1,329	1,278	1,139	5,236	4,453
Data processing	1,323	1,347	1,332	6,532	4,418
Marketing and business development	2,176	1,924	1,303	7,620	3,553
Professional services	1,493	1,428	1,190	4,688	3,533
Loan origination and collection	168	683	269	2,452	2,040
Employee recruiting and development	914	809	634	3,345	1,769
Regulatory assessments	102	138	26	442	444
Other noninterest expense	773	795	844	3,281	2,493
Total noninterest expense	30,224	31,229	30,475	128,842	98,470
Income before taxes	3,183	1,779	7,475	32,478	15,778
Income tax expense	372	499	1,869	7,860	3,075
Net income	2,811	1,280	5,606	24,618	12,703
Preferred dividends	208	230	306	1,005	863
Net income available to common shareholders	$2,603	$1,050	$5,300	$23,613	$11,840
Basic earnings per common share	$0.66	$0.27	$1.53	$6.21	$3.45
Diluted earnings per common share	$0.61	$0.26	$1.35	$5.74	$3.01

BayFirst Financial Corp. Reports Fourth Quarter 2021 Results
January 26, 2022

Loan Composition

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Real estate:
Residential	$87,235	$79,889	$75,618	$70,059	$64,724
Commercial	163,477	151,122	143,388	123,374	114,884
Construction and land	18,632	17,848	14,293	12,685	15,113
Commercial and industrial	217,155	232,416	215,359	198,876	193,927
Commercial and industrial - PPP	80,158	156,783	432,469	987,185	838,847
Consumer and other	3,581	4,910	3,489	3,624	2,896
Loans held for investment, at amortized cost, gross	570,238	642,968	884,616	1,395,803	1,230,391
Deferred loan costs (fees), net	7,975	7,298	4,968	(12,702)	(5,819)
Discount on SBA 7(a) loans sold	(3,866)	(3,753)	(4,420)	(4,961)	(5,417)
Discount on PPP loans purchased	(13)	(24)	(40)	(82)	(97)
Allowance for loan losses	(13,452)	(16,616)	(20,797)	(22,017)	(21,162)
Loans held for investment, at amortized cost	$560,882	$629,873	$864,327	$1,356,041	$1,197,896

Nonperforming Assets

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Nonperforming loans (government guaranteed balances)	$7,942	$6,739	$6.308	$6.499	$6,259
Nonperforming loans (unguaranteed balances)	3,967	3,756	3.577	3.242	3,327
Total nonperforming loans	11,909	10,495	9.885	9.741	9,586
OREO	3	3	—	—	—
Total nonperforming assets	$11,912	$10,498	$9.885	$9.741	$9,586
Nonperforming loans as a percentage of total loans held for investment	2.04%	1.60%	1.10%	0.70%	0.78%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment	0.68%	0.57%	0.40%	0.23%	0.27%
Nonperforming assets as a percentage of total assets	1.30%	1.11%	0.82%	0.57%	0.62%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.43%	0.40%	0.30%	0.19%	0.22%
ALLL to nonperforming loans	112.96%	158.32%	210.39%	226.03%	220.83%
ALLL to nonperforming loans (excluding government guaranteed balances)	339.10%	442.39%	581.39%	679.13%	636.28%

Note: Transmitted on Globe Newswire on January 26, 2022, at 8:00 a.m. EDT.